CREDIT AGREEMENT
                          (Borrowing Base)

This Credit Agreement (as amended, modified and supplemented from time to time, "Agreement") by and between ARROW-MAGNOLIA INTERNATIONAL, INC. ("Borrower") and TEXAS COMMERCE BANK NATIONAL ASSOCIATION, a national banking association ("Bank") is dated and effective as of August 5, 1994 (the "Effective Date').

REVOLVING CREDIT NOTE 1.1 Subject to the terms and conditions hereof, the Bank agrees to make loans ('Loan' or 'Loans') to Borrower from time to time before the Termination Date, not to exceed at any one time outstanding the lesser of the Borrowing Base or $1,250,000.00 (the "Commitment"), Borrower having the right to borrow, repay and reborrow. The Bank and the Borrower agree that Chapter 15 of the Texas Credit Code shall not app1y to this Agreement, the Note or any Loan. The Loans shall be evidenced by, and shall bear Interest and be payable as provided in, the note of the Borrower of even date herewith (together with any and all renewals. extensions, modifications and replacements thereof and substitutions therefor, the "Note"). Loans shall be for the purpose of providing short term financing for accounts receivable and inventory.

BORROWING BASE REPORT 1.2 Within 10 days after the end of every month the Borrower shall furnish the Bank a Borrowing Base Report substantially in the form of Exhibit A. Unless specifically waived in writing by the Bank, each Borrowing Base Report shall be accompanied by accounts receivable agings.

BORROWING BASE 1.3 The Borrowing Base shall be the Amount Available for Borrowing on each Borrowing Base Report, subject to verification by the Bank. The calculation of the Borrowing Base shall utilize the eligibility criteria, borrowing base factors and dollar ceilings for various components specified in the attached Exhibit A, incorporated herein by references.

REQUIRED PAYDOWNS 1.4 If the unpaid amount or of the Loans at any time exceeds the Borrowing base then in effect, the Borrower shall make a paydown on the Note in an amount sufficient to reduce the unpaid balance of the Note to an amount no greater that the Borrowing Base. Such Paydown shall be accompanied by all accrued and unpaid interest at on the amount prepaid.

LOAN DOCUMENTS 1.5	The Loans and all other obligations and
indebtedness or the Borrower to the Bank are entitled to the benefit of the Loan Documents.

PAST DUE AMOUNTS 1.6	 Each amount due to the Bank in
connection with the Loan Documents shall bear interest from its due date until paid at the Past Due Rate (as defined in the Note).

2.	CONDITIONS PRECEDENT

ALL LOANS 1.1 The obligation of the Bank to make any Loan is subject to satisfaction of the following conditions precedent:
(a) the Bank shall have received the following, all of which shall be duly executed and in proper form: (1) a Borrowing Base Report within the time provided by Section 1.2 of this Agreement; and (2) such other documents as the Bank may reasonably require; (3) no Event of Default shall have occurred and be continuing: and (c) the making or the Loan shall not be prohibited by, or subject the Bank to any penalty or onerous condition under any Legal Requirement. 'Business Day' means a day when the main office of the Bank in open for the conduct of commercial lending business.

FIRST LOAN 2.2 In addition to the matters described in the preceding section, the obligation, if airy, of the Bank to make the first Loan is subject to the receipt by the Bank of all of the Loan Documentation specified on Annex 1, all of which shall be in proper Form.

3.	RFPRESENTATIONS AND WARRANTIES

To induce the Bank to enter into this Agreement and to make the Loans, the Borrower represents and warrants:

ORGANIZATION AND STATUS 3.1 Borrower and each Subsidiary of Borrower is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization; has all power and authority to conduct its business as presently conducted, and is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or desirable. Borrower does not have any subsidiaries.

FINANCIAL STATEMENTS 3.2 All financial statements delivered to the Bank are complete and correct and fairly present in accordance with generally accepted accounting principles, consistently applied ("GAAP"), the financial condition and the result a operation, of Borrower and each Subsidiary of Borrower as at the dates and for the periods indicated. No material adverse change has occurred in the assets, liabilities, financial condition, business or affairs of Borrower or any Subsidiary of Borrower since the dates of such financial statements. Neither Borrower nor any Subsidiary of Borrower is subject to any instrument or agreement materially and adversely affecting its financial condition, business or affairs.

ENFORCEABILITY 3.3 The Loan Documents are legal, valid and binding obligations of the Parties enforceable in accordance with their respective terms, except as may be limited by bankruptcy, insolvency and other similar laws affecting creditors' rights generally. The execution, delivery and performance of the Loan Documents have all been duly authorized by all necessary action; are within the power and authority of the parties; do not and will not contravene or violate any Legal Requirements or the Organizational Documents of the parties; and do not and will not result in the breach of, or constitute a default under, any agreement or instrument by which the Parties or any of their respective Property may he bound or affected.

COMPLIANCE 3.4 Borrower and each Subsidiary of Borrower have filed all applicable tax returns and paid all taxes shown thereon and all tax statements received by Borrower to be due, except those for which extensions have been obtained and those which are being contested in good faith. Borrower and each Subsidiary of Borrower is in compliance with all applicable Legal Requirements and manages and operates (and will continue to manage and operate) its business in accordance with good industry practice. Neither Borrower nor any Subsidiary of Borrower is in default in the payment of any other indebtedness or under any agreement to which it is a party. All consents, permissions and registrations of or will any Governmental Authority or other Person required in connection with the execution, delivery and performance of the Loan Documents have been obtained.

LITIGATION 3.5 Except at heretofore declared to the Bank in writing, there is no litigation or administrative proceeding pending or, to the knowledge of Borrower threatened against, nor any outstanding judgment, order or decree affecting, Borrower or any Subsidiary of Borrower before any Governmental Authority. Neither Borrower nor any Subsidiary of Borrower is in default with respect to any judgment, order or decree of any Governmental Authority.

TITLE AND RIGHTS 3.6 Borrower and each Subsidiary of Borrower has good and marketable title to its Property, free and clear of any Lien except for Liens permitted by this Agreement and the other Loan Documents. Except an otherwise expressly stated in the Loan Documents or permitted by this Agreement, the Liens of the Loan Documents will constitute valid and perfected first and prior Liens on the Property described therein, subject to no other Liens whatsoever. Borrower and each Subsidiary of Borrower possess all permits, licenses, patents, trademarks, and copyrights required to conduct its business. All easements and rights-of-way and other rights necessary to the operation of the Property of the Borrower have been obtained and are in full force and effect.

REGULATION U 3.7 None of the proceeds of any Loan or Note will be used for the purpose of purchasing or carrying, directly or indirectly, any Margin stock or for any other purpose which would make this credit a "purpose credit" within the meaning of Regulation U of the Board of Governors of the Federal Reserv System.

ENVIRONMENT 3.8 Neither Borrower nor any Subsidiary of Borrower has generated, handled, used, stored or disposed of any hazardous or toxic waste or substance, on or off its premises (whether or not owned by it), other than in accordance with applicable Legal Requirements. Neither Borrower nor any Subsidiary of Borrower has any material contingent liability with respect to non-compliance with environmental or hazardous waste laws or has received any notice that it or any of its Property or operations is not in compliance with, or that any Governmental Authority is investigating its compliance with any environmental or hazardous waste law.

STATEMENTS BY OTHERS 3.9 All statements made by or on behalf of Borrower, any Subsidiary of Borrower or any other of the Parties in connection with any Loan Document shall constitute the representations and warranties or the Borrower hereunder.

4. AFFIRMATIVE COVENANTS.

The Borrower covenants and agrees with, the Bank that prior to the termination of this Agreement Borrower will do, and if necessary cause to be done, and cause its Subsidiaries to do, each and all or the following:

CORPORATE FUNDAMENTALS 4.1 At all times: (a) pay when due all Taxes and governmental charges of every kind upon it or against its income, profits or Property, unless and only to the extent that the same shall be contested in good faith and adequate reserves have been established therefore; (b) renew and keep in full force and effect all of its licenses, permits and franchises; (c) do all things necessary to preserve its corporate existence and its qualifications and rights in all jurisdictions where such qualification is necessary or desirable; (d) comply with all applicable Legal Requirements in respect of the conduct of its business and the ownership of its Property; and (e) cause its Property to be protected, maintained and kept in good repair and make all replacements and additions to its Property as may be reasonably necessary to conduct its business properly and efficiently.

INSURANCE 4.2 Maintain insurance with such reputable insurers, on such of its Property and personnel, in such amounts and against such risks as is customary with similar Persons or as may be reasonably required by the Bank, and furnish the Bank satisfactory evidence thereof promptly upon request. These insurance provisions are cumulative of the insurance provisions of the other loan Documents. The Bank shall be named as a beneficiary of such insurance as its interest may appear and the Borrower shall provide the Bank with copies of the policies of insurance and a certificate of the insurer that insurance required by this section may not be canceled, reduced or affected in any manner without 30 days' prior written notice to the Bank.

FINANCIAL INFORMATION 4.3 Furnish in the Bank one copy of each of the following: (i) for Borrower and guarantors who are not individuals: (a) as soon as available and in any event within 90 days after the end of each fiscal year of Borrower or such guarantor, such Borrower's or guarantor's annual financial statements, prepared in conformity with GAAP and accompanied by a report and opinion of independent certified public accountants satisfactory to the Bank together with a Compliance Certificate substantially in the form of Exhibit B; (b) as soon as available and in any event within 30 days after the end of each calendar month the financial statements of Borrower or guarantor for such period , and for the year to date, prepared in conformity with GAAP accompanied by comparisons and workpapers to establish compliance or noncompliance with the financial covenants set forth in Section 5.3 and further accompanied by a Compliance Certificate substantially in the form Exhibit B; (c) copies of special audits, studies, reports and analyses prepared for the management of Borrower by outside parties; and (d) promptly after such request is submitted to the appropriate Governmental Authority, any request for waiver of funding standards or extension of amortization periods with respect to any employee benefit plan; (ii) for individual guarantors, no later than 15 days after request therefor by the Bank, and no later than January 31 of each year, the personal financial statements of such guarantor, together with cash flow information in form and containing such information and detail as is satisfactory to the Bank; and (iii) for both Borrower and all guarantors, such other information relating to the financial condition and affairs of the Borrower or guarantors and their Subsidiaries as from time to time may be requested by the Bank in its discretion.

MATTERS REQUIRING NOTICE 4.4 Notify the Bank immediately upon acquiring knowledge of (a) the institution or threatened institution of any lawsuit or administrative proceeding which, if adversely determined, might adversely affect Borrower; (b) the occurrence of any material adverse change in the assets, liabilities, financial condition, business or affairs of Borrower; (c) the occurrence of any Event of Default; or (d) any reportable event or any prohibited transaction in connection with any employee benefit plan.

INSPECTION 4.5 Permit the Bank and its affiliates to inspect and photograph its Property, to examine its files, books and records and make and take away copies thereof and to discuss its affairs with its officers and accountants, all at such times and aid intervals and to such extent as the Bank may reasonably desire.

ASSURANCES 4.6 Promptly execute and deliver any and all other and further agreements, documents, instruments, and other writings which may be requested by the Bank to cure any defect in the execution and delivery of any loan Documents or more fully to describe particular aspects of the agreements set forth in the Loan Documents or intended to be set forth.

CERTAIN CHANGES 4.7 Notify the Bank at least 30 days prior to the date that any of the Parties changes its name or the location of its chief executive office or principal place of business or the place where it keeps its books and records or the location of any of the Collateral.

5. NEGATIVE COVENANTS.

The Borrower covenants and agrees with the Bank that prior to the termination of this Agreement Borrower will not and no Subsidiary of Borrower will:

INDEBTEDNESS 5.1 Create, incur, suffer or permit to exist, or assume or guarantee, directly or indirectly, or become or remain liable with respect to any indebtedness, contingent or otherwise, except

(a) Indebtedness to the Bank, or secured by Liens permitted by this Agreement, or otherwise approved in writing by the Bank, and all renewals and extensions (but not increases) thereof; and

(b) current amounts payable and unsecured current liabilities, not the result of borrowing, to vendors, suppliers and persons providing services, for expenditures for goods and services normally required by it in the ordinary course of business and on ordinary trade terms.


FINANCIAL COVENANTS 5.2 Fail to comply with the requirements set forth below. Unless otherwise provided herein, all such amounts and ratios shall be calculated: (a) on the basis of GAAP, and
(b) on a consolidated basis. Compliance with the requirements set forth below shall be determined as of the dates or the financial statements to be provided to the Bank, and Borrower shall deliver schedules reflecting the calculation of such amounts and ratios concurrently with each set of financial statements.

Unless otherwise defined herein or within the Agreement, all accounting terms shall have the meaning assigned to them by generally accepted accounting principles.

1. Debt to Tangible Net Worth Ratio. Maintain a total
Indebtedness to Tangible Net Worth ratio no greater than the ratio shown below during the corresponding period indicated below

Period		Maximum Debt to Tangible Net Worth Ratio
At all times	2.50 to 1.0

2. Fixed Charge Ratio. Have a ratio of net income plus depreciation and amortization divided by current maturities of long term debt plus current maturities of capital leases, capital expenditures and cash dividends for the preceding 4 quarters ending on each date during a period indicated below of at least the corresponding ratio shown below:

Period 			Maximum Fixed Charge Ratio
Quarterly at the
end of each fiscal 		1.25	to 1.0
quarter


The list of financial covenants above does not exhaust the financial concepts which may be important or useful in any analysis of the financial condition of the Borrower.

CORPORATE CHANGES 5.4 In any single transaction or series of transactions, directly or indirectly: (a) liquidate or dissolve;
(b) be a party to any merger or consolidation; (c) sell or dispose of any interest in any of its Subsidiaries, or permit any of its Subsidiaries to issue any additional equity other than to Borrower; or (d) sell, convey or lease all or any substantial part of its assets, except for sale of Inventory in the ordinary course of business.

NATURE OF BUSINESS; MANAGEMENT 5.5 Change the nature of its business or enter into any business which is substantially different from the business in which is primarily engaged, or permit any substantial Change in its management.

AFFILIATE TRANSACTIONS 5.6 Enter into any transaction or agreement with any officer, director of or holder of any outstanding capital stock of stock of Borrower (or any member of the family of any such Person, or any Person controlling, controlled by or under common control with Borrower) unless the same is upon terms substantially similar to those obtainable from wholly unrelated sources.

SUBSIDIARIES 5.7 Form, create or acquire any Subsidiary.

6.	EVENTS OF DEFAULT AND REMEDIES.

EVENTS OF DEFAULT 6.1 If any of the following events ('Events of Default") shall occur, then the Bank may do any or all of the following, (1) declare the Note to be, and thereupon the Note shall forthwith become, immediately due and payable, together with all accrued and unpaid interest thereon and all commitment fees and all other obligations and indebtedness of the Borrower under the Loan Documents, without notice of acceleration or intention to accelerate, presentment and demand or protest, all of which are hereby expressly waived; (2) without notice to Borrower, terminate the Commitment and accelerate the Termination Date; (3) set off, in any order, against the indebtedness of the Borrower under the Loan Documents any debt owing by the Bank to Borrower, including, but not limited to, any deposit account, which right is hereby granted by Borrower to the Bank; and (4) exercise any and all other rights pursuant to the Loan Documents, at law, in equity or otherwise:

(a)	Borrower shall fail to pay any principal of or interest on
the Note or any other obligation under any Loan Documents as and when due: (b) Borrower or any Subsidiary of Borrower shall fail to pay at maturity or within any applicable period of grace, any principal of or interest on any other borrowed money obligation or shall fail to observe or perform any term, covenant or agreement contained in any agreement or obligation by which it is bound including but not limited to that one certain term loan in the amount of $495,000.00 dated of even date with this Agreement and having a maturity date of June 1, 1999 and made payable to the order of the Bank and executed by the Borrower;
or (c) Any representation or warranty made in connection with any Loan Document shall prove to have been incorrect, false or
misleading; (d)	Default shall occur in the punctual and
complete performance of any covenant of any of the Parties contained in any Loan Document; (e)The occurrence of Event of Default under any Loan Document; or (f) Final judgment for the payment of money shall be rendered against Borrower or any Subsidiary of Borrower and the same shall remain undercharged for a period 30 days during which execution shall not be effectively stayed; (g) The sale, encumbrance or abandonment (except as otherwise expressly permitted by this Agreement) of any of the Collateral or the making of any levy, seizure or attachment thereof or thereon; or the loss, theft, substantial damage, or destruction of any substantial portion of such Property; or (h) Any order shall be entered in any proceeding against Borrower or any Subsidiary of Borrower decreeing the dissolution, liquidation or split-up thereof, and such order shall remain in effect for 30 days; or (i) Borrower or any Subsidiary of Borrower shall make a general assignment for the benefit of creditors or shall petition or apply to any tribunal for the appointment of a trustee, custodian, receiver or liquidator of all or any substantial part of its business, estate or assets or shall commence any proceeding under any bankruptcy, insolvency, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect; or any such petition or application shall be filed or any such proceeding shall be commenced against Borrower or any subsidiary of Borrower and such Borrower or such Subsidiary by any act or omission shall indicate approval thereof, consent thereto or acquiescence therein, or an order shall be entered appointing a trustee, custodian, receiver or liquidator of all or any substantial part of the assets or Borrower or any Subsidiary of Borrower or granting relief to Borrower or any Subsidiary of Borrower or approving the petition in any such proceeding, and such order shall remain in effect for more than 30 days; or Borrower or any Subsidiary of Borrower shall fail generally to pay its debts as they become due or suffer any writ of attachment or execution or any similar process to be issued or levied against it or any substantial part of its Property which is not released, stayed, bonded or vacated within 10 days after its issue or levy; or (j) Borrower or any Subsidiary of Borrower shall have concealed, removed, or permitted to be concealed or removed, any part of its Property, with intent to hinder, delay or defraud its creditors or any of them, or made or suffered a transfer of any of its Property which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law; or shall have made any transfer of its Property to or for the benefit of a creditor at a time when other creditors similarly situated have not been paid; or (k) A material adverse change shall occur in the assets, liabilities, financial condition, business or affairs of Borrower or any Subsidiary of Borrower.

WAIVER OF DEFICIENCY STATUTE PROTECTIONS/FAIR MARKET VALUE FOR CALCULATING DEFICIENCIES. 6.2 In the event the Note is secured by an interest in real property ('Real Property"), and such interest is foreclosed upon pursuant to a judicial or nonjudicial foreclosure sale, Borrower agrees as follows:
Notwithstanding the provisions of Sections 51.003, 51.004, and
51.005 ff the Texas Property Code (as the same may be amended from time to time), and to the extent permitted by law, Borrower agrees that Bank shall be entitled to seek a deficiency judgment from Borrower and any other party obligated on the Note or a guaranty of the Note equal to the difference between the amount owing on the Note and the amount for which the Real Property was sold pursuant to judicial or nonjudicial foreclosure sale. Borrower expressly recognizes that this section constitutes a waiver of the above-cited provisions of the Texas Property Code which would otherwise permit Borrower and other persons against whom recovery of deficiencies is sought or guarantors independently (even absent initiation of deficiency proceedings against them) to present competent evidence of the fair market value of the Real Property as of the date of the foreclosure sale and offset against any deficiency the amount by which the foreclosure sale price is determined to be less than such fair value. Borrower further recognizes and agrees that this waiver creates an irrebutable presumption that the foreclosure sale price is equal to the fair market value of the Real Property for purposes of calculating deficiencies owed by Borrower, guarantors, and others against whom recovery or a deficiency is sought.

Alternatively, In the event this waiver is determined by a court of competent jurisdiction to be unenforceable, the following shall be the basis for the finder or fact's determination of the fair market value of the Real Property as or the date of the foreclosure sale in proceedings governed by sections 51.003,
51.004 and 51.005 of the Texas Property Code (as amended from time to time):

(a) The Real Property shall be valued in an 'as is' condition at of the date or the foreclosure sale, without any assumption or expectation that the Real Property will be repaired or improved in any manner before a resale of the Reel Property after foreclosure; (b) The valuation shall be based upon an assumption that the foreclosure purchaser desires a prompt resale of the Real Property for cash promptly (but no later than twelve months following) the foreclosure sale; (e) All reasonable closing costs customarily borne by the seller in a commercial real estate transaction should be deducted from the gross fair market value of the Real Property, including, without limitation, brokerage commissions, title insurance, a survey of the Real Property, tax prorations, attorney 's fees, and marketing costs;
(d) The gross fair market value of the Real Property shall be further discounted to account for any estimated holding cost, associated with maintaining the Real Property pending sale, including, without limitation, utilities expense, property management fees, taxes and assessments(to the extent not accounted for in (c) above), and other maintenance expenses; (e) Any expert opinion testimony given or considered in connection with a determination of the fair market value of the Real Property must be given by persons having at least five years experience in appraising property similar to the Real Property and who have conducted and prepared a complete written appraisal of the Real Property taking into consideration the factors set forth above.

REMEDIES CUMULATIVE 6.1	No remedy, right or power of the Bank
is intended to be exclusive of any other remedy, right or power now or hereafter arising by contract, at law, in equity, or otherwise, and all such rights, rights and powers shall be cumulative. Nothing herein shall imply any obligation of Borrower to maintain any deposit with the Bank.

7.	MISCELLANEOUS

NO WAIVER 7.1  No waiver	of any Default shall be deemed to be a
waiver of any other Default. No failure to exercise or delay in exercising any right or power under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power preclude any further or other exercise thereof or the exercise of any other right or power. No amendment, modification or waiver of any Loan
Document shall be effective unless the same it in writing and signed by the Person against whom such amendment, modification or waiver is sought to be enforced. No notice to or demand on any Person shall entitle any Person to any other or further notice or demand in similar or other circumstances.

NOTICES 7.2 All notices under the Loan Documents shall be in writing and either delivered against receipt therefore, or mailed by registered or certified mail return receipt requested, in each case addressed to the address shown on the signature page hereof or to such other address as a party may designate. Except for the notices required by Section 2.1 which shall be given only upon actual receipt by the Bank, notices shall be deemed to have been given (whether actually received or not) when delivered (or, if mailed, on the next Business Day).

GOVERNING LAW/ARBITRATION (a) UNLESS OTHERWISE SPECIFIED HEREIN, EACH LOAN DOCUMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OP THE STATE OF TEXAS AND AS APPLICABLE, THE UNITED STATES OF AMERICA. To the maximum extent not prohibited by law, any controversy or claim arising out of or relating to the Loan or any Loan Document or any transaction provided for therein, including but not limited to any claim based on or arising from an alleged tort or an alleged breach of any agreement contained in any of the Loan Documents, shall, at the request or any party to the Loan or Loan Documents (either before or after the commencement of judicial proceedings), be settled by mandatory and binding arbitration pursuant to Title 9 of the United States Code and in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the 'AAA'). If Title 9 of the United States Code is inapplicable to any such claim or controversy for any reason, such arbitration shall be conducted pursuant to the Texas General Arbitration Act and in accordance with the Commercial Arbitration Rules of the AAA. In any such arbitration proceeding: (i) all statutes of limitations which would otherwise be applicable shall apply; and
(ii) the proceeding shall be conducted in the city in which the principal office of the Bank is located in Texas, by a single arbitrator, if the amount in controversy is $1 million or less or by a panel of three arbitrators if the amount in controversy is over $1 million. All arbitrators shall be selected by the process of appointment from a panel, pursuant to Section 13 of the AAA Commercial Arbitration Rules. Any award rendered in any such arbitration proceeding shall be final and binding, and judgment upon any such award may be entered in any court having jurisdiction.

(b) If any party to the Loan or Loan Documents files a proceeding in any court to resolve any such controversy or claim, such action shall not constitute a waiver of the right of such party or a bar to the right of any other party to seek arbitration under the provisions of this Section of that or any other claim or controversy, and the court shall, upon motion of any party to the proceeding, direct that such controversy or claim be arbitrated in accordance with this Section.

(c) No provision of, or exercise of any rights under, this Section shall limit or impair the right of any party to any of the Loan Documents before, during or after any arbitration proceeding to: (i) exercise self-help remedies such at setoff or repossession: (ii) foreclose (judicially or otherwise) any lien on or security interest in any real or personal property Collateral; or (iii) obtain emergency relief from a court of competent jurisdiction to prevent the dissipation, damage, destruction, transfer, hypothecation, pledging or concealment of assets or of Collateral securing any indebtedness, obligation or guaranty referenced in the Loan Documents. Such emergency relief may be in the nature of, but is not limited to: pre-judgment attachment, garnishments, sequestrations, appointments of receivers, or other emergency injunctive relief to preserve the status quo.

(d)	To the extent arbitration is prohibited by law or in the
event of judicial proceedings for whatever reason, Borrower hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to the Loan or the Loan Documents brought in the district courts of the County in Texas in which the principal office of the Bank is located, or in United States District Court for the District of Texas in which the Bank's principal office is located, (collectively, the "Courts"), or any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Borrower hereby irrevocably agrees that any judicial proceeding against the Bank arising out of or in connection with the Loan Documents shall be brought In the Courts. Nothing contained herein, however, shall be construed as a waiver of Borrower's or the Bank's right to compel arbitration of disputes pursuant to subparagraphs (a) and
(b) above.

SURVIVAL; PARTIES BOUND 7.4 All representations, warranties, covenants and agreements made by or on behalf of Borrower in connection with the Loan Documents shall survive the execution and delivery of the Loan Documents; shall not be affected by any investigation made by any Person, and shall bind Borrower and the heirs, devisees, executors, administrators, personal representatives, successors, trustees, receivers and assigns of Borrower and inure to the benefit of the successors and assigns of the Bank; provided that the undertaking of the Bank to make Loans to the Borrower shall not inure to the benefit of any successor or assign of Borrower. Except as otherwise provided herein, the term of this Agreement shall be until final maturity of the Note and the full and final payment of all amounts due under the Loan Documents.

DOCUMENTARY MATTERS 7.5 This Agreement may be executed in several identical counterparts, and by the parties hereto on separate counterparts, and each counterpart, when so executed and delivered, shall constitute an original instrument, and all such separate counterparts shall constitute but one and the same instrument. The headings and captions appearing in the Loan Documents have been included solely for convenience and shall not be considered in construing the Loan Documents. The Loan Documents embody the entire agreement between the Borrower and the Bank and supersede all prior proposals, agreements and understandings. If any provisions of any Loan Document shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining provisions shall not be affected or impaired thereby.

EXPENSES 7.6 Any provision to the contrary notwithstanding, and whether or not the transactions contemplated by this Agreement shall be consummated, the Borrower agrees to pay on demand all out-of-pocket expenses (including, without limitation, the fees and expenses of counsel for the Bank) in connection with the negotiation, preparation, execution, filing, recording, modification, supplementing and waiver of the Loan Documents executed after the Effective Date of this Agreement and the making, servicing and collection or the Loans. The obligations of the Borrower under this and the following section shall survive the termination of the Agreement.

INDEMNIFICATION 7.7 The Borrower agrees to indemnify, defend and hold harmless from and against any and all loss, liability, obligation, damage, penalty, judgment, claim, deficiency and expense (including interest, penalties, attorneys' fees and amounts paid in settlement) to which the Bank may become subject arising out or based upon the Loan Documents or any Loan, including that resulting from the Bank's own negligence, except and to the extent caused by the gross negligence or willful misconduct of the Bank.

NATURE OF OBLIGATIONS 7.8 If more than one Borrower executes this Agreement, all of the representations, warranties, covenants and agreements of the Borrower shall be joint and several obligations of the Borrower.

CONSOLIDATION 7.9 If Borrower has a Subsidiary, all financial statements for Borrower shall be prepared on both consolidated and consolidating bases and all financial accounts and ratios with respect to Borrower shall be computed on a consolidated basis.

USURY NOT INTENDED 7.10	It is the intent of Borrower and of the
Bank in the execution and performance or this Agreement and any other Loan Document to contract in strict compliance with the usury laws of the State of Texas and as applicable, the United States of America. Borrower and Bank agree that none of the terms and provisions contained in this Agreement or any other Loan Document shall ever be construed to create a contract to pay for the use, forbearance or detention of money with interest at a rate in excess of the maximum nonusurious rate of interest permitted to be charged by applicable Federal or Texas law (whichever shall permit the higher lawful rate) from to time in effect ("Highest Lawful Rate"). At all times, if any, that Chapter One or the Texas Credit Code shall establish the Highest Lawful Rate, the Highest Lawful Rate shall be the "indicated rate ceiling" as defined in that Chapter. The provisions of this paragraph shall control over all other provisions of this Agreement and all other Loan Documents which may be in apparent conflict herewith. In the event Bank shall collect moneys which are deemed to constitute interest in excess of the legal rate, such moneys shall be immediately returned to the payor thereof (or, at the option of Bank, credited as last the unpaid principal on the Note) upon such determination.

RIGHT OF OFFSET 7.11 (a) At any time, upon notice to Bank, Borrower shall be entitled to offset, dollar for dollar (subject in any applicable penalty for early withdrawal), any and all funds Borrower maintains at Bank in the name or Borrower which
have not been previously pledged to a party other than	Bank (the
"Bank Accounts") against Indebtedness to Bank, including unpaid principal and interest. The Bank Accounts shall in such circumstances be applied against the Indebtedness to Bank in such order as Borrower elects or, if no such election is made, in such order as Bank or the entity applying such Bank Accounts elects. Borrower and Bank intend that Borrower shall be entitled to the full benefit of applicable deposit insurance with respect to any funds remaining on deposit after such setoff.

(b)	In furtherance of thee right set out in subsection (a) of
this section, Bank agrees to provide Borrower not less than 30 days notice prior to assigning or participating Borrower's
Indebtedness to Bank, in whole or in part, to a third party.

(c) Bank represents and warrants that the terms of this Agreement have been approved by all necessary action on the part of the Bank. The agreements contained in subsections (a) and (b) of this section shall be included in the Note.

8.	DEFINITIONS Unless the context otherwise requires,
capitalized terms used in Loan Documents have these meanings:


Authorized Documents shall mean certificates of authority to transact business, Certificates or Good Standing, borrowing resolutions (with secretary's certificate), Secretary's Certificates of Incumbency, and other documents which empower and enable Borrower or its representatives to enter into agreements evidenced by Loan Documents or evidence such authority.

Cash Flow shall mean net income (after interest and tax expense) plus amortization of intangibles and depreciation.

Collateral shall mean all Property, tangible or intangible, real, personal or mixed, now or hereafter subject to the Security Documents, or intended so to be.

Corporation shall mean corporations, partnerships, joint ventures, joint stock associations, business trusts and other business entities.

Governmental Authority shall mean any foreign governmental authority, the United States of America, any State of the United States and any political subdivision of any of the foregoing, and any agency, department, commission, board, bureau, court or other tribunal having jurisdiction over the Bank or Borrower, any Subsidiary of Borrower or any guarantor of any Indebtedness hereunder or their respective Property.

Indebtedness shall mean and include (a) all items which in accordance with GAAP would be included on the liability side of a balance sheet on the date as of which Indebtedness is to be determined (excluding capital stock, surplus, surplus reserves and deferred credits); (b) all guaranties, endorsements and other contingent obligations in respect of, or any obligations to purchase or otherwise acquire, Indebtedness of others, and
(c) all Indebtedness secured by any Lien existing on any interest of the Person with respect to which indebtedness is being determined in Property owned subject to such Lien whether or not the Indebtedness secured thereby shall have been assumed.

Legal Requirement shall mean any law, ordinance, decree, requirement, order, judgment, rule, regulation (or interpretation of any of the foregoing) of, and the terms of any license or permit issued by, any Governmental Authority.

Lien shall mean any mortgage, pledge, charge, encumbrance, security interest, collateral assignment or other lien or restriction of any kind, whether based on common law, constitutional provision, statute or contract.

Loan Documents shall mean this Agreement, the Note, the agreements, documents, instruments and other writings contemplated by this Agreement or listed on Annex I, all other assignments, deeds, guaranties, pledges, instruments, certificates, and agreements now or hereafter executed or delivered to the Bank pursuant to any of the foregoing, and all amendments, modifications, renewals, extensions, increases and rearrangements of, and substitutions for, any of the foregoing.

Organizational Documents shall mean, with respect to a corporation, the certificate of incorporation, articles of incorporation and bylaws of such corporation; with respect to a partnership, joint venture, or trust, the agreement or instrument establishing such entity; in each case including any and all modifications thereof as of the date of the Loan Document referring to such Organizational Document and any and all future modifications thereof which are consented to by the Bank.

Parties mean all Persons other than the Bank executing any Loan
Document.

Person shall mean any individual, Corporation, trust, unincorporated organization, Governmental Authority or any other form of entity.

Proper Form shall mean in form and substance satisfactory to the Bank.

Property shall mean any mi real interest in any kind of property or asset, whether real, personal or mixed, tangible or intangible.

Subsidiary shall mean, as to a particular parent Corporation, any Corporation of which 50% or more of the indicia of equity rights is at the time directly or indirectly owned by such parent Corporation or by one or more Persons controlled by, controlling or under common control with such parent Corporation.

Tangible Net Worth shall mean as at any date: (1) the aggregate amount at which all assets of Borrower would be shown on a balance sheet at such date after deducting Capitalized research and development costs, capitalized interest, debt discount and expense, goodwill, patents, trademarks, copyrights, franchises, licenses and such other assets as are properly classified as "intangible assets" less; (2) the aggregate amount of all indebtedness, liabilities (including tax and other proper accruals) and reserves of Borrower.

Termination Date shall mean the earlier of: (a) May 1, 1996; or
(b) the date specified by the Bank pursuant to Section 6.1 hereof.


IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

THIS WRITTEN LOAN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN BANK AND THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF BANK AND THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN BANK AND THE PARTIES.

BORROWER:  ARROW-MAGNOLIA INTERNATIONAL, INC.

By:  /s/ Morris Shwiff
Name:  Morris Shwiff
Title:  President
Address:



BANK:  TEXAS COMMERCE BANK NATIONAL ASSOCIATION

By:  /s/ Stevan Wilson
Name:  Stevan Wilson
Title:  SVP
Address:

EXHIBITS:

A  Borrowing Base Report
B  Request for Loan
C  Compliance Certificate

ANNEXES:

I  Loan Documents
II Real Property Description


ANNEX I

Loan Documents

'Loan Documents' includes, but is not limited to, the following:

1.  Agreement

2.  Note

3.  Assignment covering:
    Life Insurance
    Deposit Account
    Other (specify)

4.  Borrowing Base Report

5.  Security Agreements, in Proper Form, Covering
    Accounts and general intangibles
    Equipment
    Inventory
    Securities
    Certificate of deposit or deposit account
    Partnership interest
    Rights under contract
    Other (specify)



6.	Deed of Trust covering the real property described on Annex
II, attached hereto.

7.	Title Insurance Policy

8.	Financing Statements

9.	Guaranty by: Morris Shwiff, Mark Kenner, Fred Kenner
('guarantors')

10.	Other (specify)

11.	Opinion of Borrower's Counsel

12.	Certified Copies of Organizational and Authority Documents

13.	Insurance policies and certificates

14.	Subordination Agreement covering:	debt to:
                                         lien of:

15. 	Financial Statements of:  Borrower and Guarantors.

16.	UCC search

17.  Regulation U statement


ANNEX II




REAL PROPERTY DESCRIPTION

Being all 0f Lots 2 and 3, in Block 11/6606 of Richland Industrial Park, Installment No. 1, an Addition to the City of Dallas, Texas, according to the map thereof recorded in Volume 51, Page 29, of the Map Records, Dallas County, Texas, save and except portion of Lot 2 being more particularly described as follows:

Beginning at a point in the South right-of-way line of Rodney
Lane, (a 60 foot R.O.W.), same being the Northwest corner of Lot
2;

Thence South 89 deg. 54 min. 56 sec. East, 146.67 feet along the
South line of Rodney lane to a 1/2 inch iron rod found for corner;


Thence South 00 deg. 05 min. 05 sec. West, along a line parallel with and 146.67 feet East of the West line of Lot 2, 233 feet to a 1/2 inch iron rod found for corner;

Thence North 89 deg. 54 min. 56 sec. West, along a line parallel with the South right-of-way line of Rodney Lane, 146.67 feet to a 1/2 inch iron rod found for corner in the East boundary line of Lot 1;

Thence North 00 deg. O5 min. 04 sec. East, along the Base Line of Lot I and West Line of Lot 2, 233 feet to the place of beginning.


EXHIBIT A

Accounts and Inventory

Borrowing Base Report for Period Beginning: _____________ and
Ending _____________ ("Current Period")
Agreement dated as of August	1994 (the "Agreement") by and
between Arrow-Magnolia International, Inc, and
Texas Commerce Bank National Association

Line

1. Total Accounts as of the end of the Current Period Intangible Accounts as of the end of the Current Period:
2. That portion (e.g., Invoice) of all of the Accounts of any Account Debtor where the Account is more than 90 days from invoice date
3. All of the Accounts, not already included in Line 2, of any Account Debtor if 20% of the dollar amount of all of the Accounts of such Account Debtor are more than 90 days from invoice date
4. That portion of all the Accounts of any Account Debtor which exceeds 10% of the dollar amount of the total of all
Accounts for all Account Debtors for the Current Period
(Line 1)
5.  Intercompany and Affiliate Accounts
6.  Other Ineligible Accounts
7.  Total Ineligible Accounts for the Current Period
    (Add Lines 2 through 9)
8.  Total Eligible Accounts for the Current Period
    (Line 1 - Line 10)
9.  Multiplied by: Accounts Advance Factor
10. Equals: Accounts Component of Borrowing Base

11. Total Inventory as of the end of the Current Period Ineligible Inventory as of the end of the Current Period:
12. Other Ineligible:
13. Total Ineligible Inventory as of the end of the
    Current Period (Line 12)
14. Total Eligible Inventory as of the end of the
    Current Period (Line 11 - Line 13)
15. Multiplied by: Inventory Advance Factor
16. Equals: Inventory Component of Borrowing Base
    (Not to exceed the lesser of 50% of the total Borrowing Base (Line 17) OR $625,000.00)
17. Total Borrowing Base as of the end of the Current
    Period (Line 10 + Line 16) not to exceed $1,250,000.00
18. Less: Aggregate principal amount outstanding under
    the Note as of the end of the Current Period
19. Equals: Amount Available for Borrowing subject to the terms of the Note, if positive; or amount due to be repaid, if negative

Toe terms 'Accounts" and "Inventory" shall have the respective meanings as set forth in the Texas Business and Commerce Code in effect as of the date of the Agreement. Inventory shall be valued at the lesser or: (a) market value; and (b) cost. The terms "Other Ineligible Accounts" shall mean all such Accounts of the Borrower that are not subject to a first and prior lien and security interest in favor or the Bank and those Accounts of Borrower as shall be deemed from time to time to be, in the sole judgment of the Bank, ineligible for purposes of determining the Borrowing Base. "Other Ineligible Inventory" shall mean that Inventory of the Borrower that is not subject to a first and prior lien and security interest in favor of the Bank and that Inventory of the Borrower as shall be deemed from time to time to be in the sole judgment of the Bank, ineligible for purposes of determining the Borrowing Base. All other terms not defined herein have the respective meanings as set forth in the Agreement.

The undersigned hereby certifies that the above information and computations, are true and correct and not misleading as of the date hereof, and that no Default or Event of Default has occurred and is continuing under the Agreement.

Borrower:	ARROW-MAGNOLIA INTERNATIONAL, INC.

By:
Name:
Title:
Address:
Date:

EXHIBIT B

Compliance Certificate

ARROW-MAGNOUA INTERNATIONAL, INC.

FOR THE PERIOD ENDING._________________________


The undersigned officer of Arrow-Magnolia International, Inc., does hereby certify that the following covenants and financial tests, as defined in that certain (Credit Agreement) (the "Agreement") dated June 29, 1994 executed by ________________ , and delivered to Texas Commerce Bank National Association (the "Bank") are as follows:

1.  Financial Statements and Reports

Annual CPA audited FYE financial statements 90 days after the end of each fiscal year of Borrower together with a Compliance Certificate

Monthly unaudited financial statements within 30 day of each month end together with a compliance certificate.

Monthly Borrowing Base Report and A/R aging, within 30 days of each month end.

Annual personal financial statement including cash flow information of the guarantors Morris Shwiff, Mark Kenner, Fred Kenner.

2.  Indebtedness/TNW
Maximum of 2.50 to 1.00 allowed at all times.
As of the month ending
$ ____________ /____= _____
	Indebtedness	TNW   Ratio

3. Fixed Charge Ratio (to be calculated at each quarter end on a rolling 4 quarter basis).
   Minimum of 1.25 to 1.00 required at end of each calculated period.

	Previous	             Previous
	Current Quarter        3 Quarters     Total

Net Income
Plus: Depreciation
      Amortization
Total Available Cash Flow

Current Maturities of
Long Tern Debt
Current maturities of
Capital Leases
Capital Expenditures
Cash Dividends
Total Debt Service

S ______________ / $_________= ___________
Total Available	Total Debt	Ratio
Cash Flow (a)	     Service (b)

THE ABOVE SUMMARY REPRESENTS ONLY A SMALL PORTION OP THE
COVENANTS AND AGREEMENTS CONTAINED IN THE AGREEMENT AND DOES NOT
IN ANY WAY RESTRICT OR MODIFY THE TERMS AND CONDITIONS OF THE
AGREEMENT. IN CASE OF CONFLICT BETWEEN THIS EXHIBIT AND THE
AGREEMENT, THE AGREEMENT SHALL CONTROL.

The undersigned hereby certifies that the above information and computations are true and correct and not misleading as of the date hereof, and that no Default or Event of Default has occurred and is continuing.

	Executed this   day of	19

COMPANY NAME:
SIGNATURE:
NAMS:
TITLE:
ADDRESS: